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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 4, 1998



                            Weatherford Enterra, Inc.
               (Exact name of registrant as specified in charter)


        Delaware                  1-7867                         74-1681642
(State of Incorporation)   (Commission File No.)    (I.R.S. Employer Identification No.)



        1360 Post Oak Boulevard, Suite 1000,
                   Houston, Texas                          77056-3098
      (Address of Principal Executive Offices)             (Zip Code)


       Registrant's telephone number, including area code: (713) 439-9400


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ITEM 5.  OTHER EVENTS.

         On March 4, 1998, Weatherford Enterra, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with EVI, Inc., a Delaware corporation ("EVI"), providing for the merger of the Company with and into EVI (the "Merger"). Pursuant to the Merger Agreement, the stockholders of the Company will receive .95 of a share of EVI's common stock, $1.00 par value ("EVI Common Stock"), in exchange for each outstanding share of common stock, $0.10 par value ("Company Common Stock"). Based on the number of shares of Company Common Stock outstanding as of March 3, 1998, a total of approximately 49.1 million shares of EVI Common Stock would be issued in the Merger. In addition, approximately 1.1 million shares of EVI Common Stock would be reserved for issuance by EVI for outstanding options under the Company's benefit plans. After the Merger, EVI will continue as the surviving corporation and will be renamed EVI Weatherford, Inc.

         Following the close of the Merger, Bernard J. Duroc-Danner, President and Chief Executive Officer of EVI, will serve as a director and the chairman and chief executive officer of the surviving corporation and Thomas R. Bates, Jr., President and Chief Executive Officer of the Company, will serve as a director and the president and chief operating officer of the surviving corporation. The other officers of the surviving corporation will be the officers of EVI as of the effective time of the Merger. The number of directors on the board of directors of the surviving corporation will be ten, of which six will be named by EVI and four will be named by the Company. The director nominees are to be named within 21 days of March 4, 1998. The Company's nominees are subject to approval by EVI. The board of directors of the surviving corporation are required to renominate the initial nominees at the 1999 and 2000 annual meetings of the surviving corporation (subject to their fiduciary duties).

         The Merger is subject to various conditions, including the receipt of
(i) all required regulatory approvals and the expiration or termination of all waiting periods (and extensions thereof) under the Hart-Scott-Rodino Act, (ii) an opinion to the effect that the merger qualifies as a tax-free reorganization for federal income tax purposes, (iii) a letter to the effect that the transaction qualifies as a pooling-of-interests transaction for financial reporting purposes and (iv) approval by each party's stockholders. The Merger Agreement provides that the board of directors of the Company may terminate the Merger Agreement in the event it receives a proposal that the board of directors of the Company in the exercise of their fiduciary duties deems to be a "superior proposal" (as defined in the Merger Agreement) to the Merger. In the event of such termination, the Company will be required to pay a $60 million termination fee to EVI. The Company is also obligated to pay a $60 million termination fee to EVI in the event there is another proposal outstanding, the stockholders of the Company do not vote to approve the Merger and the Company consummates another transaction within 12 months. EVI may terminate the Merger Agreement in the event it receives a proposal for another transaction which would preclude it from consummating the Merger. In the event of such termination, EVI will be required to pay a $60 million termination fee to the Company. Although there can be no assurance that the Merger will close, the Company currently anticipates that the acquisition will be consummated shortly after the receipt of the required regulatory approvals and the approval of the Merger by the stockholders of the Company and EVI.

         The description of the terms and provisions of the Merger Agreement in this report is qualified in its entirety by reference to the Merger Agreement that is filed as an exhibit hereto and is hereby incorporated herein by reference. A copy of the press release announcing the signing of the Merger Agreement is filed as Exhibit 99.1 and is hereby incorporated herein by this reference.



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ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits.

          2.1     -   Agreement and Plan of Merger by and between EVI, Inc., a
                      Delaware corporation, and Weatherford Enterra, Inc., a
                      Delaware corporation, dated as of March 4, 1998.

         99.1     -   Press Release dated March 4, 1998, announcing the signing
                      of the Merger Agreement.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         WEATHERFORD ENTERRA, INC.



Dated: March 6, 1998                          /s/ H. Suzanne Thomas
                                         -----------------------------------
                                                  H. Suzanne Thomas
                                           Senior Vice President, Secretary
                                                 and General Counsel



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                                INDEX TO EXHIBITS



         Number                                   Exhibit
         ------                                   -------
          2.1 Agreement and Plan of Merger by and between EVI, Inc., a Delaware corporation, and Weatherford Enterra, Inc., a Delaware corporation, dated as of March 4, 1998.

          99.1 Press Release dated March 4, 1998, announcing the signing of the Merger Agreement.




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